AMENDMENT NO. 19 TO THE AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 19 TO THE AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of December 12, 2014 is among VOLT FUNDING CORP., a Delaware corporation (the “Seller”), VOLT INFORMATION SCIENCES, INC., a New York corporation, in its individual capacity (“Volt”) and in its capacity as servicer (in such capacity, the “Servicer”), PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as the Buyer (the “Buyer”), as Buyer Agent for the Buyer (the “Buyer Agent”), and as Administrator (in such capacity, the “Administrator”).

BACKGROUND

WHEREAS, the Seller, the Servicer, Volt, the Buyer, the Buyer Agent and the Administrator are parties to a certain Amended and Restated Receivables Purchase Agreement, dated as of June 3, 2008 (as amended supplemented and/or otherwise modified prior to giving effect to this Amendment, the “Amended and Restated Receivables Purchase Agreement”); and

WHEREAS, in furtherance of the continuation of the securitization program maintained under the Amended and Restated Receivables Purchase Agreement, the parties hereto desire to further amend the Amended and Restated Receivables Purchase Agreement in the manner and to the extent provided in this Amendment;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.     Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Amended and Restated Receivables Purchase Agreement.

SECTION 2.     Amendments to Amended and Restated Receivables Purchase Agreement.  Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the Amended and Restated Receivables Purchase Agreement is hereby amended as follows:

(a)           The definition of “Buyer Termination Date” in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“‘Buyer Termination Date’ means December 18, 2015, which date may be extended from time to time for an additional period or periods in accordance with Section 2.05 (as though applicable thereto).”

(b)           The definition of “Credit Enhancement Reserve” in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“‘Credit Enhancement Reserve’ shall mean, with respect to any Settlement Date, an amount equal to, the product of (A) the greater of (1) the Credit Dynamic Reserve as of such Settlement Date and (2) the Credit Enhancement Floor as of such Settlement Date, and (B) the positive result, if any, of (1) the aggregate outstanding Account Balance of Eligible Receivables in the Receivables Pool as of the last day of the Accounting Period immediately preceding such Settlement Date, minus (2) the Yield Reserve with respect to the related Settlement Period, minus (3) the aggregate amount by which the Account Balance of Eligible Receivables of each Obligor as of the last day of the Accounting Period immediately preceding such Settlement Date exceeds the Concentration Limit for such Obligor, minus (4) the aggregate amount by which the Account Balance of Eligible Receivables of each Obligor as of the last day of the Accounting Period immediately preceding such Settlement Date with payment terms equal to or greater than 61 days but less than or equal to 95 days after the date of the  original invoice of such Eligible Receivables exceeds 5% of the aggregate Account Balance of all Eligible Receivables in the Receivables Pool as of the last day of such Accounting Period, and minus (5) the aggregate amount by which the Account Balance of Eligible Unbilled Receivables of each Obligor as of the last day of the Accounting Period immediately preceding such Settlement Date exceeds 15% of the aggregate Account Balance of all Eligible Receivables in the Receivables Pool as of the last day of such Accounting Period.”

(c)           Sub-section (d) of the definition of “Eligible Receivable” in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“arises from a Contract (the form of which, if not entered into in the ordinary course of the Staffing Solutions Business, has been approved by the Administrator) and has been billed, or is an Eligible Unbilled Receivable, or in respect of which the related Obligor is otherwise liable, in accordance with the terms of such Contract;”

(d)           Sub-section (q) of the definition of “Eligible Receivable” in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“such Receivable must, by its terms, require full payment in respect thereof to be paid no later than 95 days after the date the original invoice with respect thereto was sent (or, in the case of an Eligible Unbilled Receivable, is sent) to the related Obligor;”

(e)           Sub-section (r) of the definition of “Eligible Receivable” in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“has an Obligor who is located in the United States, including Puerto Rico, and is not a Sanctioned Person;”

(f)           The definition of “Loss Horizon Ratio” in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“‘Loss Horizon Ratio’ shall mean, with respect to any Settlement Date, a fraction, expressed as a percentage, the numerator of which is the aggregate amount of sales of the Originators, attributable to the Staffing Solutions Business, during the six Accounting Periods immediately preceding such Settlement Date and the denominator of which is the aggregate outstanding balance of Eligible Receivables in the Receivables Pool as of the last day of the Accounting Period immediately preceding such Settlement Date.”

(g)           The definition of “Program Termination Date” in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“‘Program Termination Date’ means December 31, 2017.”

(h)           The following defined terms are hereby inserted in Section 1.01 of the Amended and Restated Receivables Purchase Agreement in their proper alphabetical position:

“‘Anti-Terrorism Laws’ means any applicable laws or regulation relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such applicable laws or regulations, all as amended, supplemented or replaced from time to time.”

“‘Covered Entity’ means (a) the Seller, the Servicer, Volt and each Originator and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.”

“‘Eligible Unbilled Receivable’ shall mean, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP, and (b) not more than 30 days have expired since the date such Receivable arose.  If that 30th day is not a Business Day, clause (b) instead shall continue through the next succeeding Business Day.”

“‘Reportable Compliance Event’ means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.”

“‘Sanctioned Country’ means a country subject to a sanctions program maintained under any Anti-Terrorism Law.”

“‘Sanctioned Person’ means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.”

(i)           Section 5.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended by the addition of the following new subsection (d) at the end thereof:

“(d)           Notwithstanding subsection (a) above, or any corresponding provision elsewhere in this Agreement, the Seller (directly or through the Servicer) may request that the Aggregate Net Investment: (i) be increased on a Settlement Date even though not so indicated on the Settlement Statement delivered under subsection (a) in respect of that Settlement Date; or (ii) be increased on a Business Day that is not also a Settlement Date.  Any such request must be given no later than 11:00 a.m. (New York City time) on the day proposed for such increase.  Each Buyer, in its sole discretion, may accept or decline any such request and may condition its acceptance on such terms and conditions (as to amount or otherwise) as it may require.  References in this Agreement to any increase in the Aggregate Net Investment (or, as to any Buyer, its respective Net Investment) on a Settlement Date shall be deemed also to refer to any such increase made on some other date in accordance with this subsection.”

(j)           The proviso to Section 5.02 of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“provided that the Administrator or Buyer Agent may specify in such notice that such written report, in the form attached hereto as Exhibit K (any such report, an “Interim Report”), be furnished to the Administrator, the Buyers and Buyer Agents on a more frequent basis until the Administrator, Buyers or Buyer Agents gives notice otherwise.”

(k)           Sub-section (e) of Section 5.03 of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Notwithstanding anything to the contrary contained herein, if, on any Settlement Date which is not a Liquidation Day (after giving effect to all payments required to be made by the Seller or the Servicer to or for the account of the Buyers pursuant to this Section 5.03 and any increase in the Net Investment of the Buyers effected on such day) or on any day on which the Interim Report is delivered pursuant to Section 5.02, the Aggregate Buyers’ Allocation shall exceed one hundred percent (100%), the Seller shall make a payment of an amount in immediately available funds to the Buyer Agents for the account of the applicable Buyers as a reduction of the Net Investment of the Buyers such that, after giving effect to such payment, the Aggregate Buyers’ Allocation is equal to one hundred percent (100%).”

(l)           Sub-section (m) of Section 8.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(m)           Not an Investment Company.  The Seller is not and will not become as a result of the transactions contemplated by the Purchase Documents, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  In addition, the Seller is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.”

(m)           Section 8.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended by adding the following sub-section (o) at the end thereof:

“(o)           Anti-Money Laundering/International Trade Law.  To the Seller’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Receivable owing by such Obligor.  No Covered Entity, either in its own right or through any third party, is a Sanctioned Person.  No Covered Entity (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.”

(n)           Section 8.03 of the Amended and Restated Receivables Purchase Agreement is hereby amended by adding the following sub-section (k) at the end thereof:

“(k)           Anti-Money Laundering/International Trade Law.  To the Servicer’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Receivable owing by such Obligor.  No Covered Entity, either in its own right or through any third party, is a Sanctioned Person.  No Covered Entity (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.”

(o)           Section 9.02 of the Amended and Restated Receivables Purchase Agreement is hereby amended by adding the following sub-section (k) at the end thereof:

“(k)           Anti-Money Laundering/International Trade Law Compliance.  No Covered Entity, either in its own right or through any third party, will become a Sanctioned Person.  No Covered Entity will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the proceeds of any purchase to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.  The funds used to repay Seller’s obligations under this Agreement and each of the other Purchase Documents will not be derived from any unlawful activity.  Each Covered Entity shall comply with all Anti-Terrorism Laws.  Seller shall promptly notify the Administrator in writing upon the occurrence of a Reportable Compliance Event.”

(p)           Section 9.04 of the Amended and Restated Receivables Purchase Agreement is hereby amended by adding the following sub-section (d) at the end thereof:

“(d)           Anti-Money Laundering/International Trade Law Compliance.  No Covered Entity, either in its own right or through any third party, will become a Sanctioned Person.  No Covered Entity will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the proceeds of any purchase to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.  The funds used to repay Servicer’s obligations under this Agreement and each of the other Purchase Documents will not be derived from any unlawful activity.  Each Covered Entity shall comply with all Anti-Terrorism Laws.  Servicer shall promptly notify the Administrator in writing upon the occurrence of a Reportable Compliance Event.”

(q)           The Amended and Restated Receivables Purchase Agreement is hereby amended by adding the form Interim Report (attached to this Amendment Exhibit A) as Exhibit K to the Amended and Restated Receivables Purchase Agreement.

SECTION 3.     Representations and Warranties.  Each of the Seller and Servicer hereby represents and warrants to the Buyer, the Buyer Agent and the Administrator, as of the date hereof, as follows:

(a)           the representations and warranties of the Seller and the Servicer contained in Article VIII of the Amended and Restated Receivables Purchase Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)           no event has occurred and is continuing, or would result from such respective amendment, that constitutes a Termination Event or Potential Termination Event.

SECTION 4.     Conditions Precedent.  The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

(a)           Administrator shall have received a fully executed counterpart of this Amendment from each of the parties hereto;

(b)           each representation and warranty of the Seller, Volt, and Servicer contained herein or in any other Purchase Document (after giving effect to this Amendment) shall be true and correct;

(c)           no Termination Event, as set forth in Section 10.01 of the Amended and Restated Receivables Purchase Agreement, shall have occurred and be continuing;

(d)           Administrator shall have received (i) a fully executed copy of (A) Amendment No. 16 to the Receivables Sale and Contribution Agreement, dated as of the date hereof, between the Seller and Volt, (B) Amendment No. 3 to the Volt Management and P/S Partner Solutions Receivables Purchase and Sale Agreement and Amendment No. 1 to the VMC Consulting Receivables Purchase and Sale Agreement, dated as of the date hereof among Volt Management Corp., P/S Partner Solutions, Ltd., VMC Consulting Corporation and Volt and (C) Fifteenth Amended and Restated Fee Letter, dated as of the date hereof, among PNC and Seller, and (ii) the fees due pursuant to such Fifteenth Amended and Restated Fee Letter;

(e)           all proceedings taken in connection with this Amendment and all documents relating hereto shall be reasonably satisfactory to Administrator, Buyer Agent and the Buyer and their respective counsel, and each such Person shall have received copies of such documents as they may reasonably request in connection therewith, all in form and substance reasonably satisfactory to each such Person.

SECTION 5.     Amendment.  Seller, Servicer, Buyer Agent, Buyer and Administrator hereby agree that the provisions and effectiveness of this Amendment shall apply to the Amended and Restated Receivables Purchase Agreement as of the date hereof.  Except as amended by this Amendment, the Amended and Restated Receivables Purchase Agreement remains unchanged and in full force and effect.  This Amendment is a Purchase Document.

SECTION 6.     THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE MANDATORILY GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.  This Amendment may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged.  This Amendment may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.  The section and other headings contained in this Amendment are for reference purposes only and shall not control or affect the construction of this Amendment or the interpretation hereof in any respect.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

VOLT FUNDING CORP., as Seller

By:	/s/ James Whitney
Name:	James Whitney
Title:	Senior Vice President and Chief Financial Officer

Amendment No. 19 to A&R RPA

VOLT INFORMATION SCIENCES, INC., individually and as Servicer

By:	/s/ James Whitney
Name:	James Whitney
Title:	Senior Vice President and Chief Financial Officer

Amendment No. 19 to A&R RPA

PNC BANK NATIONAL, ASSOCIATION, as a Buyer, Buyer Agent and the Administrator

By:	/s/ Robyn Reeher
Name:	Robyn Reeher
Title:	Vice President

Amendment No. 19 to A&R RPA

EXHIBIT A

TO

AMENDMENT NO. 19 TO THE

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

(NEW “EXHIBIT K” TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT)

Form of Interim Report
(See Attached)

Volt Information Sciences, Inc.	More frequent report due date
Report for the Period Ended	Most recent monthly report date
[Date]	More frequent report date of data*
$ in (000s)

Rollforward
Beginning Balance
Collections (enter as negative)
Sales
Write-offs (recoveries as a positive)
Dilution from the previous monthly report
Miscellaneous Adjustments
Unapplied Cash
Maintenance
Ending Balance

Aging Days Past Invoice Due Date (“DPD”)
Current Invoiced and Not Past Due
1 - 30 DPD
31 - 60 DPD
61 - 90 DPD
91 - 120 DPD
121+ DPD
Aged Credits (> 120 DPD) (enter as negative)
Unbilled Receivables (1-30 days)**
Unbilled Receivables (31+ days)

1. Reported Ending Aging Balance:
2. Deduct: Unapplied Cash
3. Deduct: Ineligible Receivables (percentage from previous monthly report)
4. Eligible Receivables [(1-2-3)]
5. Deduct: Excess Concentrations from previous monthly report
6. Net Receivables Balance [(4-5)]
7. Required Reserve (%) from previous monthly report
8. Yield Reserve ($) from previous monthly report
9. Required Reserve ($) [(6-8)*7]
10. Borrowing Availability [min(6-9,16)]
11. Current Net Investment
12. Purchase Notice
13. Paydown Notice (enter as positive)
14. Effective Date - Net Investment increase/decrease
15. New Net Investment
16. Facility Amount
17. Percentage Interest Prior to Weekly Activity [(11+9)/6)]
18. Percentage Interest After Weekly Activity [(15+9)/6)]

19. Additional Availability/(Paydown Required) [(10-15)]

The undersigned hereby represents and warrants that the foregoing and attachments represent true and accurate information as of date of data shown above and is in accordance with the AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of June 3, 2008 (as amended from time to time) among VOLT FUNDING CORP., a Delaware corporation (the “Seller”), THE VARIOUS BUYERS AND BUYER AGENTS FROM TIME TO TIME PARTY THERETO, VOLT INFORMATION SCIENCES, INC., a New York corporation (the “Company”), and PNC BANK, NATIONAL ASSOCIATION, as Administrator for each Buyer Group (in such capacity, the “Administrator”), and that all representations and warranties made therein are true and correct in all material respects on and as of such date as though made on and as of such date (except to the extent relating solely to an earlier date).

Signed: ____________________	Date: __________

Title: ______________________________________

*           To be most recent data reasonably available (and in any event as of a date within 8 Business Days of the date of this Interim Report); except as otherwise noted in the table.

**         If Day 30 is not a Business Day, also includes Receivables through next Business Day.